                                                                  EXHIBIT (A)(1)

                                   OFFER BY

                          MEDICAL DEFENSE HOLDING CO.

                          TO PURCHASE FOR CASH UP TO
                    5,000,000 SHARES OF ITS PREFERRED STOCK


  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.
        CENTRAL TIME, ON OCTOBER 3, 1997, UNLESS THE OFFER IS EXTENDED


  Medical Defense Holding Co., a Missouri corporation (the "Company"), invites the holders of its Preferred Stock, $1.00 par value ("Preferred Shares"), of the Company to tender up to 5,000,000 Preferred Shares (constituting approximately 54.3% of the Preferred Shares currently outstanding) at a price not less than $.30 or more than $.40 per Preferred Share in cash, specified by holders tendering their Preferred Shares, subject to the terms and conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine the purchase price, between $.30 and $.40 per Preferred Share (the "Purchase Price"), that it will pay for Preferred Shares properly tendered pursuant to the Offer, taking into account the number of Preferred Shares tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price sufficient to purchase 5,000,000 Preferred Shares (or such lesser number of Preferred Shares as are properly tendered). All Preferred Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration provision.

  There is currently no established trading market for the Preferred Shares.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF PREFERRED SHARES BEING TENDERED, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

                               ----------------

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER OR NOT TO TENDER PREFERRED SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER PREFERRED SHARES, AND, IF SO, HOW MANY PREFERRED SHARES AND AT WHAT PRICE. SEE SECTION 3.

                               ----------------

                                   IMPORTANT

  Any shareholder wishing to accept the Offer should complete and sign the enclosed Letter of Transmittal in accordance with the instructions and deliver it to the Depositary (as hereinafter defined) as set forth in Section 3 with
(i) any required signature guarantee; (ii) the stock certificates for tendered Preferred Shares; and (iii) any other required documents. Any shareholder wishing to accept the Offer who has never received a stock certificate or has lost a certificate should contact the Depositary. Holders of Preferred Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender any Preferred Shares.

  TO PROPERLY TENDER PREFERRED SHARES, SHAREHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING PREFERRED SHARES.

  Questions and requests for assistance or for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to Mark Services, Inc. (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase.

  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER OR NOT SHAREHOLDERS SHOULD TENDER PREFERRED SHARES. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               ----------------

                               TABLE OF CONTENTS

  SECTION                                                                   PAGE
  -------                                                                   ----
INTRODUCTION...............................................................   1
THE OFFER..................................................................   2
   1.Number of Preferred Shares; Proration.................................   2
   2.Extension of Offer; Termination; Amendment............................   3
   3.Procedures for Tendering Preferred Shares.............................   3
   4.Withdrawal Rights.....................................................   5
   5.Purchase of Preferred Shares and Payment of Purchase Price............   5
   6.Certain Conditions of the Offer.......................................   6
   7.Source and Amount of Funds............................................   7
   8.Certain Information Regarding the Company.............................   7
   9.Background and Purpose of the Offer; Certain Effects of the Offer.....  11
  10.Transactions and Arrangements Concerning Preferred Shares.............  12
  11.Certain Federal Income Tax Consequences...............................  12
  12.Fees and Expenses.....................................................  15
  13.Miscellaneous.........................................................  15

To the Shareholders of
Medical Defense Holding Co.

                                 INTRODUCTION

  Medical Defense Holding Co., a Missouri corporation (the "Company"), invites the holders of its Preferred Stock, $1.00 par value ("Preferred Shares") to tender up to 5,000,000 Preferred Shares (constituting approximately 54.3% of the Preferred Shares currently outstanding) at a price not less than $.30 or in excess of $.40 per Preferred Share in cash, subject to the terms and conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine the single purchase price, not less than $.30 or in excess of $.40 per Preferred Share (the "Purchase Price"), that it will pay for Preferred Shares properly tendered pursuant to the Offer, taking into account the number of Preferred Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price sufficient to purchase 5,000,000 Preferred Shares (or such lesser number of Preferred Shares as are properly tendered). All Preferred Shares acquired in the Offer will be acquired at the Purchase Price. All Preferred Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration provision.

  THIS OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF PREFERRED SHARES BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  If, before the Expiration Date (as defined in Section 1), more than 5,000,000 Preferred Shares are properly tendered at or below the Purchase Price and not withdrawn, the Company will buy Preferred Shares on a pro rata basis from all shareholders who properly tender Preferred Shares at or below the Purchase Price (with appropriate adjustments to avoid purchases of fractional Preferred Shares). See Section 1. All Preferred Shares not purchased pursuant to the Offer, including Preferred Shares tendered at prices greater than the Purchase Price and not withdrawn and Preferred Shares not purchased because of proration will be returned at the Company's expense to the shareholders.

  The Purchase Price will be paid in cash. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE PURSUANT TO THE OFFER. SEE SECTION 3. The Company will pay all fees and expenses of UMB Bank, n.a. (the "Depositary") and Mark Services, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 12.

  Since the issuance of the Preferred Shares, the Company has recognized the desires of certain of its shareholders for a source to liquidate all or a portion of their securities holdings in the Company. In response to shareholder requests, the Company made a tender offer September 12, 1996, with terms identical to this Offer (the "1996 Offer"). After the closing of the 1996 Offer, several shareholders contacted the Company seeking to participate in the 1996 Offer. The 1996 Offer had expired and the Company was unable to accommodate their requests. The Company continues to receive similar requests from shareholders.

  No public trading market has developed for the Preferred Stock and the Company believes it is highly unlikely that such a market will develop in the future. The Company believes that the Offer is an effective use of its current excess cash and cash equivalents as well as a source of liquidity for those shareholders who wish to sell all or a part of their securities holdings in the Company.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO

TENDER ALL OR ANY PORTION OF THEIR PREFERRED SHARES, OR AS TO THE PRICE AT WHICH THEY SHOULD TENDER. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER PREFERRED SHARES AND, IF SO, HOW MANY PREFERRED SHARES AND AT WHAT PRICE. SHAREHOLDERS SHOULD CONSIDER THAT THE COMPANY INTENDS TO SELECT THE LOWEST PURCHASE PRICE, NOT LESS THAN $.30 NOR IN EXCESS OF $.40 PER PREFERRED SHARE, THAT WILL ENABLE IT TO PURCHASE 5,000,000 PREFERRED SHARES (OR SUCH LESSER NUMBER OF PREFERRED SHARES AS ARE PROPERLY TENDERED) PURSUANT TO THE OFFER. SEE SECTION 3.

  As of June 30, 1997, the Company had issued and outstanding 9,202,038 Preferred Shares, each of which is convertible into two shares of the Company's Common Stock. The book value of common shares and share equivalents at June 30, 1997 was $1.16 per share or share equivalent, significantly above the proposed Purchase Price range. As noted above, however, there is currently no established trading market for the Preferred Shares, and none is expected to develop in the foreseeable future. In fact, the Company is not aware of any arms-length transactions in the Preferred Shares.

                                   THE OFFER

  1. NUMBER OF PREFERRED SHARES; PRORATION. Upon the terms and subject to the conditions of the Offer, the Company will purchase 5,000,000 Preferred Shares (approximately 54.3% of the total Preferred Shares outstanding as of June 30, 1997), or such lesser number of Preferred Shares as are properly tendered, (and not withdrawn in accordance with Section 4) prior to the Expiration Date at a price not less than $.30 or in excess of $.40 per Preferred Share in cash. The term "Expiration Date" means 5:00 p.m., Central Time, on October 3, 1997, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which time the Offer, as so extended by the Company, shall expire. For a description of the Company's right to extend, delay, terminate or amend the Offer, see Section 2. In the event of an over-subscription of the Offer as described below, Preferred Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

  THE OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF PREFERRED SHARES, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Preferred Shares must specify the price, not less than $.30 or in excess of $.40 per Preferred Share, at which they are willing to sell their Preferred Shares to the Company. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price taking into account the number of Preferred Shares tendered and the prices specified by tendering shareholders. The Company intends to select the lowest Purchase Price, not less than $.30 or in excess of $.40 per Preferred Share in cash, that will enable it to purchase 5,000,000 Preferred Shares (or such lesser number of Preferred Shares as are properly tendered) pursuant to the Offer. Preferred Shares properly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration provision. All Preferred Shares tendered and not purchased pursuant to the Offer, including Preferred Shares tendered at prices in excess of the Purchase Price and Preferred Shares not purchased because of proration, will be returned at the Company's expense as promptly as practicable following the Expiration Date.

  Subject to the terms and conditions of the Offer, if more than 5,000,000 Preferred Shares have been properly tendered at or below the Purchase Price, the Company will purchase such Shares not withdrawn prior to the Expiration Date on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Preferred Shares).

  In the event that proration of tendered Preferred Shares is required, because of the difficulty in determining the number of Preferred Shares properly tendered and not withdrawn, the Company does not expect that it will be able to announce the final proration factor or to commence payment for any Preferred Shares until approximately seven business days after the Expiration Date. The preliminary results of any proration will be announced by a notice sent by the Company to the shareholders as promptly as practicable after the Expiration Date. Shareholders also may obtain such preliminary information from the Company.

  This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Preferred Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Preferred Shares.

  2. EXTENSION OF OFFER; TERMINATION; AMENDMENT. The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or been determined by the Company to have occurred prior to the Expiration Date, (a) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 10:00 A.M., Central time, on the next business day after the previously scheduled Expiration Date, (b) subject to compliance with applicable rules or regulations, to delay payment for any Preferred Shares, regardless of whether any Preferred Shares were theretofore accepted for payment, as the Company may deem necessary to consummate the Offer and (c) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the price to be paid for Preferred Shares or the number of Preferred Shares being sought in the Offer) by giving oral or written notice of such amendment to the Depositary and, as promptly as practicable thereafter, making a public announcement thereof. If the Company increases the number of Preferred Shares being sought in the Offer, and such increase exceeds two percent of the outstanding Preferred Shares, the Offer will expire on the later of the scheduled Expiration Date or the tenth business day from, and including, the date that the notice of such increase is first published, sent or given in the manner specified in this Section 2. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, Central time. The Company also expressly reserves the right, in its sole and absolute discretion, to terminate the Offer and not to accept for payment or pay for Preferred Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination to the Depositary and, as promptly as practicable thereafter, making a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than as required by applicable law (including Rule 13e-4(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). The rights reserved by the Company in this paragraph are in addition to the Company's rights under Section 6. Subject to compliance with applicable rules or regulations, including the tender offer rules of the Securities and Exchange Commission, payment for Preferred Shares accepted pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of properly tendered Preferred Shares. See Sections 1 and 4.

  3. PROCEDURES FOR TENDERING PREFERRED SHARES.

  Proper Tender of Preferred Shares. For shares to be tendered properly pursuant to the Offer, the certificates for such Preferred Shares, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., Central time, on the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any shareholder wishing to accept the Offer who has never received a stock certificate or has lost a certificate should contact the Depositary. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER PREFERRED SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE PER SHARE AT WHICH PREFERRED SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN INCREMENTS OF $.01) AT WHICH THEIR PREFERRED SHARES ARE BEING TENDERED. Shareholders who desire to tender Preferred Shares at more than one price must complete a separate Letter of Transmittal for each price at which Preferred Shares are tendered, provided that the same Preferred Shares cannot be tendered at more than one price. IN ORDER TO PROPERLY TENDER PREFERRED SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

  Signature Guarantees; Method of Delivery. No signature guarantee is required if the Letter of Transmittal is signed by the registered holder of the Preferred Shares tendered therewith and payment is to be made directly to such registered holder, or if Preferred Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company or other "eligible guarantor institution" as that term is defined in Rule 17Ad-15 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate for Preferred Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Preferred Shares not purchased or tendered are to be issued, to a person other than the registered owner, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered owner appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

  In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Preferred Shares, a properly completed and duly executed Letter of Transmittal (or manually signed copy thereof) and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including certificates for Preferred Shares, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended.

  Backup Federal Income Tax Withholding. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS MADE TO SHAREHOLDERS FOR PREFERRED SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. See Instruction 12 of the Letter of Transmittal. For a discussion of certain federal income tax consequences to tendering shareholders, see
Section 11.

  Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Preferred Shares pursuant to the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Preferred Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of such Preferred Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Preferred Shares for such person's own account unless, at the time of tender and at the time of the proration period, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Preferred Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Preferred Shares tendered and will acquire such Preferred Shares for tender by conversion, exchange or exercise and (ii) will cause such Preferred Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Preferred Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholders and the Company upon the terms and conditions of the Offer.

  Determination of Validity; Rejection of Preferred Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Preferred Shares to be accepted, the price to be paid for Preferred Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Preferred Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of any Preferred Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Preferred Shares of any particular shareholder. No tender of Preferred Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Preferred Shares pursuant to the Offer are irrevocable. Preferred Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, Central Time, on October 6, 1997.

  To be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different, the number of Preferred Shares tendered and the number of Preferred Shares to be withdrawn. Prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Preferred Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Preferred Shares withdrawn by an Eligible Institution). None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

  Withdrawals may not be rescinded and any Preferred Shares withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Preferred Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

  5. PURCHASE OF PREFERRED SHARES AND PAYMENT OF PURCHASE PRICE. The Company intends to select the lowest Purchase Price, not less than $.30 or in excess of $.40, that will enable it to purchase 5,000,000 Preferred Shares (or such lesser number of Preferred Shares as are properly tendered) pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have purchased Preferred Shares which are tendered at or below the Purchase Price and not withdrawn (subject to the proration provision of the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Preferred Shares for payment to the Offer. Subject to the terms and conditions of the Offer, the Company will purchase and pay for 5,000,000 Preferred Shares (or such lesser number of Preferred Shares as are properly tendered) pursuant to the Offer and not withdrawn as permitted in Section 4 as soon as practicable after the Expiration Date. The Company will pay for Preferred Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Preferred Shares accepted for payment as soon as practicable after the Expiration Date, but in any event may not be able to announce the final results of such proration and commence payment for Preferred Shares purchased for up to seven business days after the Expiration Date. Certificates for all Preferred Shares tendered and not purchased, including all Preferred Shares tendered at prices in excess of the Purchase Price and Preferred Shares not purchased due to proration, will be returned to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Preferred Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Preferred Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

  ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 11 REGARDING CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  6. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Preferred Shares tendered, and may terminate or amend the Offer and may postpone the acceptance for payment of, the purchase of and the payment for Preferred Shares tendered, if at any time prior to the Expiration Date any of the following events shall have occurred:

    (a) there shall have been proposed (including any proposal or pending legislation in existence as of the date hereof) or enacted into law legislation that would materially increase the after-tax cost of the Offer or the transactions contemplated thereby; or

    (b) there shall have been any action threatened, pending or taken, or any law, statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable to the Offer, by any court or any government or governmental regulatory or administrative agency or authority (federal, state, local or foreign) or tribunal, domestic or foreign, which, in the reasonable judgment of the Company, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Preferred Shares illegal or otherwise restrict or prohibit the consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Preferred Shares or (iii) materially impair the contemplated benefits of the Offer to the Company; or

    (c) there shall have occurred any of the following events: (i) the commencement of any state of war, international crisis or national emergency, (ii) the declaration of any banking moratorium or suspension of payments by banks in the United States or any limitation on the extension of credit by lending institutions in the United States, (iii) any general suspension of trading or limitation of prices for securities on any securities exchange or in the over-the-counter market in the United States, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of the Company, a material acceleration or worsening effect thereof; or

    (d) a tender or exchange offer with respect to some or all of the Preferred Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Preferred Shares, other than acquisitions solely for bona fide arbitrage purposes and other than as disclosed in a Schedule 13D or 13G on file with the Commission on August 8, 1997, or (ii) any such person or group which, prior to August 8, 1997, had filed such a Schedule with the Commission thereafter has acquired or proposed to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional one percent or more of the Preferred Shares or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional one percent or more of the Preferred Shares; or

    (e) there shall have occurred any event which, in the reasonable judgment of the Company, has resulted in an actual or threatened material adverse change in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or which may adversely affect the value of the Preferred Shares;

and, in the reasonable judgment of the Company, such event makes it inadvisable to proceed with the Offer or with acceptance for payment of or payment for any Preferred Shares.

  The foregoing conditions are for the benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. Any determination by the Company concerning the events described above will be final and binding.

  7. SOURCE AND AMOUNT OF FUNDS. Assuming that the Company purchases 5,000,000 Preferred Shares pursuant to the Offer at a price not less than $.30 or in excess of $.40 per Preferred Share, the cost to the Company (including all fees and expenses relating to the Offer, but excluding interest expense on any funds borrowed to finance such purchase of the Preferred Shares) is estimated to be between approximately $1,550,000 and $2,050,000. The Company presently intends that funds for the purchase of the Preferred Shares pursuant to the Offer and the payment of related fees and expenses will be provided from the Company's available cash and cash equivalents and retained earnings. At June 30, 1997, the value of the Company's cash and cash equivalents was $3,451,803. In a similar offer in 1996, the Company purchased 2,781,338 Preferred Shares for approximately $1,112,500, not including fees and expenses related to such purchase.

  8. CERTAIN INFORMATION REGARDING THE COMPANY. The Company was incorporated in Missouri on November 28, 1994, and is the parent holding company of Medical Defense Associates ("MDA"), a Missouri stock casualty insurance company. MDA owns all of the issued and outstanding stock of Medical Defense Services Corp. ("MDS"), a Missouri corporation. MDS, in turn, owns all of the issued and outstanding stock of Medical Defense Insurance Company ("MDIC"), a Missouri stock casualty insurance company. MDA and MDIC offer medical professional liability insurance for physicians, surgeons, dentists and others engaged in the delivery of health care services. The Company and its subsidiaries comprise an insurance holding company system under Missouri law.

  Set forth below is certain selected and summary consolidated financial information for the Company and its subsidiaries. The historical financial information at and for the years ended December 31, 1996 and December 31, 1995, has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for 1996 (the "1996 10-K"). The historical financial information at and for the six months ended June 30, 1997 and June 30, 1996, has been excerpted or derived from the Company's unaudited consolidated financial statements as set forth in the Company's Quarterly Reports on Form 10-Q for the Period Ended June 30, 1997 (the "10-Q") and for the Period Ended June 30, 1996. The following selected and summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such audited and unaudited consolidated financial statements and their related notes. See "Additional Information" below.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

             DATA FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                IS DERIVED FROM UNAUDITED FINANCIAL STATEMENTS. DATA FOR YEARS ENDED DECEMBER 31, 1996 AND 1995
                 IS DERIVED FROM AUDITED FINANCIAL STATEMENTS. (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 SIX MONTHS
                                                                    ENDED
                                               YEAR ENDED         JUNE 30,
                                               DECEMBER 31       (UNAUDITED)
                                             ----------------  ----------------
                                              1996     1995     1997     1996
                                             -------  -------  -------  -------
INCOME STATEMENT DATA
Total revenues.............................  $18,879  $21,212  $ 8,560  $ 9,362
Total expenses.............................   23,585   19,148    7,710   10,870
Provision for income taxes.................      795      248      --        11
                                             -------  -------  -------  -------
Net income (loss)..........................  $(5,501) $ 1,816  $   850  $(1,519)
                                             =======  =======  =======  =======
Net income (loss) per common share and
 common equivalent share...................  $ (0.23) $  0.05  $  0.04  $ (0.06)
                                             =======  =======  =======  =======
BALANCE SHEET DATA
Total investments..........................  $83,299  $91,748  $83,582  $85,272
Deferred policy acquisition costs..........      --       121       41       98
Total assets...............................   96,778  108,199   93,889  100,695
Total claims and policy liabilities........   70,777   73,715   67,591   70,327
Total liabilities..........................   74,943   78,642   71,302   74,372
Total stockholders' equity/surplus as
 regards policyholders.....................   21,835   29,557   22,587   26,323
Book value per common share and common
 equivalent share..........................  $  0.90  $  1.18  $  1.16  $  1.05
STATEMENT OF CASH FLOW DATA
Unpaid losses and loss adjustment expenses.  $22,402  $15,780  $ 6,550  $10,526
Net cash (used) provided by operating
 activities................................   (7,111)   5,640      298   (5,544)
Net cash provided (used) by investing
 activities................................    6,785   (6,813)    (361)   3,862
Net cash (used) provided by financing
 activities................................   (1,113)     500      --       --
Net (decrease) in cash and cash
 equivalents...............................   (1,438)    (673)     (63)  (1,682)
Cash and cash equivalents, beginning of
 period....................................    4,953    5,626    3,515    4,953
Cash and cash equivalents, end of period...  $ 3,515  $ 4,953  $ 3,452  $ 3,271

  Summary Unaudited Consolidated Pro Forma Financial Information. The following summary consolidated pro forma financial information of the Company for the year ended December 31, 1996 and the period ended June 30, 1997 shows the effects of the purchase of 5,000,000 Preferred Shares pursuant to the Offer on the terms described in Section 1. The income statement data give effect to the purchase of Preferred Shares pursuant to the Offer as if it had occurred at the beginning of each period presented. The balance sheet data give effect to the purchase of Preferred Shares pursuant to the Offer as if it had occurred as of the date of the respective balance sheet. The summary unaudited consolidated pro forma financial information should be read in conjunction with the audited and unaudited financial statements and related notes contained in the 1996 10-K and the 10-Q. The summary unaudited consolidated pro forma financial information does not purport to be indicative of the results that would actually have been attained had the purchase of the Preferred Shares been completed at the dates indicated or that may be attained in the future.

        SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
                              BALANCE SHEET DATA

DECEMBER 31, 1996

                                            HISTORICAL   ESTIMATED   PRO FORMA
                                             FINANCIAL   PRO FORMA   FINANCIAL
                                            INFORMATION ADJUSTMENTS INFORMATION
                                            ----------- ----------- -----------
Total assets...............................   $96,778     $(2,120)    $94,658
Total liabilities..........................    74,943                  74,943
Total stockholders' equity/surplus as
 regards policyholders.....................    21,835      (2,120)     19,715
Total liabilities, redeemable preferred
 stock and stockholders' equity............    96,778      (2,120)     94,658
Book value per common share and common
 equivalent share..........................   $  0.90                 $  1.38

JUNE 30, 1997

                                            HISTORICAL   ESTIMATED   PRO FORMA
                                             FINANCIAL   PRO FORMA   FINANCIAL
                                            INFORMATION ADJUSTMENTS INFORMATION
                                            ----------- ----------- -----------
Total assets...............................   $93,889     $(2,179)    $91,710
Total liabilities..........................    71,302                  71,302
Stockholders' equity.......................    22,587      (2,179)     20,408
Total liabilities, redeemable preferred
 stock and stockholders' equity............    93,889      (2,179)     91,710
Book value per common share and common
 equivalent share..........................   $  1.16                 $  2.16

        SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
                             INCOME STATEMENT DATA

FOR THE YEAR ENDED DECEMBER 31, 1996

                                            HISTORICAL   ESTIMATED   PRO FORMA
                                             FINANCIAL   PRO FORMA   FINANCIAL
                                            INFORMATION ADJUSTMENTS INFORMATION
                                            ----------- ----------- -----------
Total revenues.............................   $18,879      $(106)     $18,773
Total expenses.............................    23,585         50       23,635
Provision for federal income tax...........       795        (36)         759
                                              -------                 -------
Net (loss).................................   $(5,501)                $(5,621)
                                              =======                 =======
Net (loss) per common share and common
 equivalent share..........................   $ (0.23)                $ (0.39)
                                              =======                 =======

FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                            HISTORICAL   ESTIMATED   PRO FORMA
                                             FINANCIAL   PRO FORMA   FINANCIAL
                                            INFORMATION ADJUSTMENTS INFORMATION
                                            ----------- ----------- -----------
Total revenues.............................   $ 8,560      $ (59)     $ 8,501
Total expenses.............................     7,710                   7,710
Provision for federal income tax...........       --                      --
                                              -------                 -------
Net income.................................   $   850                 $   791
                                              =======                 =======
Net income per common share and common
 equivalent share..........................   $  0.04                 $  0.08
                                              =======                 =======

    NOTES TO SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

  The following assumptions regarding the Offer were made in determining the summary unaudited consolidated pro forma financial information:

    (a) The Offer is fully subscribed and results in the purchase of 5,000,000 Preferred Shares for cash at the maximum purchase price of $.40 per share.

    (b) Investment income is reduced due to the cash outlay for the purchase of Preferred Shares at the beginning of the period. The interest rate is assumed to be the yield on a one-year U.S. Treasury bond purchased at the beginning of the period on the income statements.

    (c) The provision for federal income taxes reflects the effect of item
  (b) above at a marginal tax rate of 34%.

  Additional Information. The Company is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission, located at Seven World Trade Center, Suite 1300, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Copies of many such documents also are available on the Internet, at the Commission's Web site: http://www.sec.gov.

  9. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER. The Preferred Shares were initially issued by the Company to eligible policyholders of Medical Defense Associates in conversion of their policyholders' membership rights and surplus interests in Medical Defense Associates. Through the date of this Offer, no public trading market for the Preferred Shares has developed, and none is expected to develop in the foreseeable future. To the Company's knowledge, there have been no arms'-length transfers of the Preferred Shares.

  The Company has considered a number of possible alternatives to provide liquidity to the holders of the Preferred Shares. In September of 1996, the Company made the 1996 Offer, a similar offer to purchase Preferred Shares. The Company purchased 2,781,338 Preferred Shares in the 1996 Offer, for approximately $1,112,500. A number of holders of Preferred Shares contacted the Company after the expiration of the 1996 Offer to inquire about participating in the 1996 Offer, or otherwise selling their Preferred Shares. Because the 1996 Offer was closed, the Company was unable to accommodate these requests. In light of its current cash position, the Company decided that this additional Offer by the Company to purchase the securities would provide some liquidity to those persons and to other shareholders and be an effective use of excess cash and cash equivalents in the Company. The Offer also provides the Company's shareholders with the opportunity to sell a portion of their Preferred Shares (without the usual transaction costs associated with market sales), while retaining a continuing equity interest in the Company if they so desire. The Company determined that the "dutch auction" method outlined in the Offer is a non-discriminatory method for it to decide which of the securities should be purchased by the Company and the price (within a pre-established range) at which the securities should be purchased. THE COMPANY MAKES NO REPRESENTATION AS TO THE CURRENT FAIR MARKET VALUE OF THE PREFERRED SHARES OR ITS RELATION TO THE RANGE OF PRICES IN THE OFFER.

  The reduction in the number of outstanding Preferred Shares pursuant to the Offer will increase the percentage ownership of the Company of holders of the Company's Common Stock and shareholders whose Preferred Shares are not tendered or purchased in the Offer, including the Company's directors and officers. Such increased percentage ownership will include increased interests in the Company's earnings. After consummation of the Offer, future increases or declines in earnings per Preferred Share will be greater because of the smaller number of Preferred Shares outstanding. In addition, to the extent the purchase of Preferred Shares pursuant to the Offer results in a reduction in the number of shareholders of record, the costs to the Company for services to shareholders will be reduced.

  Preferred Shares are redeemable at par value ($1.00 per share) by the Company at any time after three years from the date the shares were issued, at the Company's option. The holder of Preferred Shares may elect to convert each such share into two shares of Common Stock prior to the effective time of any such redemption. The earliest date on which Preferred Shares could be redeemed is June 26, 1998. Book value per common share at June 30, 1997 was $1.16, above both the redemption price and the Purchase Price range.

  Although the Company has no present plans to acquire additional Preferred Shares, the Company may in the future purchase additional Preferred Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Preferred Shares, other than pursuant to the Offer, until at least 10 business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Preferred Shares, the Company's business and financial position and liquidity and general economic and market conditions. Except as disclosed in this Offer to Purchase, the Company has no current plans or proposals which relate to or would result in any extraordinary corporate transaction involving the Company, such as a merger, a reorganization, the sale or transfer of a material amount of its assets, any change in its present Board of Directors or management, any change in its policy of paying dividends, any material change in its indebtedness or capitalization, any material change in its Articles of Incorporation or By-laws, any other material change in its business or corporate structure, or any change which would cause the Preferred Shares to become eligible for termination of registration under the Exchange Act, or any action similar to any of the foregoing. However the Company does remain open to considering such transactions.

  Any Preferred Shares acquired by the Company pursuant to the Offer will be canceled and will be available for issue by the Company without further shareholder action except as required by applicable law. Such Preferred Shares could be issued in connection with the acquisition of other businesses, the raising of additional capital for use in the Company's business, the distribution of stock dividends and the implementation of employee stock benefit programs.

  The reduction in the Company's cash and cash equivalents following the consummation of the Offer might lessen the attractiveness of the Company to persons who would have otherwise considered an acquisition of the Company.

  The Preferred Shares are registered under the Exchange Act, which requires that the Company comply with certain of the Commission's rules. The Company believes that the purchase of Preferred Shares pursuant to the Offer will not result in the Preferred Shares becoming eligible for deregistration under the Exchange Act. There is currently no established trading market for the Preferred Shares.

  10. TRANSACTIONS AND ARRANGEMENTS CONCERNING PREFERRED SHARES. Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any of their associates have effected any "arms'-length" transactions in the Preferred Shares prior to the date hereof.

  Neither the Company nor, to the best of the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint venture, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

  11. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion summarizes certain of the material federal income tax consequences of a sale of Preferred Shares pursuant to the Offer. The discussion does not address all aspects of federal income taxation that may be relevant to particular shareholders. The discussion assumes that shareholders hold their Preferred Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Certain shareholders (including insurance companies, tax-exempt organizations, and foreign persons) may be subject to special rules not discussed below. The discussion does not address the effect of any applicable foreign, state, local or other tax laws. The Company has neither requested nor obtained a written opinion of counsel with respect to the tax matters discussed below.

  IN VIEW OF THE INDIVIDUAL NATURE OF FEDERAL INCOME TAX CONSEQUENCES, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT A TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

  Preferred Shares. Provided that the receipt of the Purchase Price does not have the effect of a distribution of a dividend, a shareholder will realize gain or loss for federal income tax purposes (determined separately as to each block of Preferred Shares exchanged) in an amount equal to the difference between the Purchase Price received by such shareholder in exchange for Preferred Shares, and such shareholder's tax basis for the Preferred Shares surrendered in exchange therefor. Any such gain or loss will be recognized for federal income tax purposes, and will be treated as capital gain or loss. However, if the receipt of the Purchase Price does have the effect of the distribution of a dividend, the amount of gain recognized will equal the amount of the Purchase Price received; such gain will be taxable as a dividend; and no loss (or other recovery of such shareholder's tax basis for the Preferred Shares surrendered in the exchange) will be recognized by such shareholder. The determination of whether the receipt of the Purchase Price in return for Preferred Shares pursuant to the Offer has the effect of the distribution of a dividend will be made in accordance with the provisions and limitations of Section 302 of the Code, taking into account the constructive ownership rules of Section 318 of the Code.

  Under Section 302 of the Code, a sale of Preferred Shares pursuant to the Offer will not be treated as having the effect of a dividend for federal income tax purposes if such sale (i) results in a "complete redemption" of all of the shareholder's stock in the Company, or (ii) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether either of these tests is satisfied, shareholders must take into account not only Preferred Shares and Common Stock of the Company which they actually own, but also any Preferred Shares and Common Stock of the Company which they are deemed to own pursuant to the constructive ownership rules of
Section 318 of the Code. Pursuant to these constructive ownership rules, a shareholder constructively owns Preferred Shares and Common Stock of the Company actually owned and in some cases constructively owned, by certain related individuals or entities and Preferred Shares and Common Stock of the Company which the shareholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

  A sale of Preferred Shares pursuant to the Offer will result in a "complete redemption" of the shareholder's stock in the Company if, pursuant to the Offer, the Company purchases all of the Preferred Shares actually and constructively owned by the shareholder, and the shareholder neither actually nor constructively owns any Common Stock of the Company. If the shareholder's sale of Preferred Shares pursuant to the Offer would satisfy the complete redemption requirement but for the shareholder's constructive ownership of Preferred Shares or Common Stock of the Company held by family members (e.g., the shareholder actually owns no Common Stock of the Company and sells, pursuant to the Offer, all Preferred Shares actually owned), such shareholder may, under certain circumstances, be entitled to waive such constructive ownership provided the shareholder complies with the provisions of Section 302(c) of the Code.

  A sale of Preferred Shares pursuant to the Offer will be "not essentially equivalent to a dividend" if, as a result of the sale of Preferred Shares pursuant to the Offer, the shareholder experiences a "meaningful reduction" in his proportionate interest in the Company, taking into account the constructive ownership rules. The Internal Revenue Service has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder who does not exercise any control over company affairs may constitute a "meaningful reduction" in the shareholder's interest in the company.

  If either of the tests described above is satisfied, the tendering shareholder will recognize capital gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer in exchange for the Preferred Shares and the shareholder's tax basis in the Preferred Shares sold. Such gain or loss must be determined separately for each block of Preferred Shares sold and will be long-term capital gain or loss if the Preferred Shares were held for more than one year. As of August 5, 1997, the Taxpayer Relief Act of 1997 was enacted into law and provides that long-term capital gains of individuals, estates and trusts are generally subject to federal income tax at a maximum statutory rate of 20%, although the applicable rate may be affected by a complicated set of rules. THE TAX TREATMENT OF A REDEMPTION WILL DEPEND UPON THE PARTICULAR FACTS AND CIRCUMSTANCES PERTAINING TO EACH SHAREHOLDER, AND EACH TENDERING SHAREHOLDER SHOULD CONSULT A TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE SALE OF PREFERRED SHARES PURSUANT TO THE OFFER.

  If neither of the tests described above is satisfied, the tendering shareholder generally will be treated as having received a dividend in an amount equal to the Purchase Price of the Preferred Shares, if the Company has sufficient earnings and profits. The Company presently anticipates that its current and accumulated earnings and profits will be sufficient to cover the amount of all distributions pursuant to the Offer, if any, that are taxable as dividends. Dividend income of individuals, estates and trusts currently is subject to federal income tax at the applicable statutory rate. To the extent that the purchase of Preferred Shares from any shareholder pursuant to the Offer is treated as a dividend, such shareholder's tax basis in any Preferred Shares which the shareholder retains after consummation of the Offer will be increased by the shareholder's tax basis in the Preferred Shares purchased pursuant to the Offer.

  In the case of a corporate shareholder, if the cash paid pursuant to the Offer is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations and may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to the Preferred Shares or if the Preferred Shares are treated as "debt-financed portfolio stock." If a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend," as defined by Section 1059 of the Code, in which case the corporate shareholder's tax basis in the Preferred Shares would be reduced (but not below zero) by the amount of any "extraordinary dividend," which is not taxed because of the dividends-received deduction. Any amount in excess of the corporate shareholder's tax basis for the Preferred Shares generally will be subject to tax on the sale or disposition of those Preferred Shares. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of
Section 1059 of the Code to the Offer.

  Each shareholder should be aware that his ability to satisfy the requirements of Code Section 302 may be affected by any proration pursuant to the Offer. Therefore, a shareholder can be given no assurance, even if he tenders all of his Preferred Shares, that the Company will purchase a sufficient number of such Preferred Shares to permit him to satisfy such requirements.

  Each shareholder also should be aware that an acquisition or disposition of Preferred Shares or Common Stock of the Company by such shareholder under
Section 318 of the Code after the Offer may be taken into account in determining whether the requirements of Code Section 302 are satisfied.

  The foregoing discussion assumes that Preferred Shares are not described in Code Section 306. Accordingly, such discussion may be inapplicable to any shareholder that owned, either actually or constructively under Code Section 318, any Common Stock of the Company at the time of the tender, and such discussion may also be inapplicable to any shareholder that owned, either actually or constructively under Code Section 318, any Common Stock of the Company that was acquired in a transaction that may be integrated with the Offer for federal income tax purposes.

  BECAUSE THE DETERMINATION OF WHETHER A PAYMENT WILL BE TREATED AS HAVING THE EFFECT OF THE DISTRIBUTION OF A DIVIDEND WILL GENERALLY DEPEND UPON THE FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER, SHAREHOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OFFER.

  SEE SECTION 3 WITH RESPECT TO THE APPLICATION OF BACKUP FEDERAL INCOME TAX WITHHOLDING.

  THE FOREGOING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND IS BASED UPON CURRENT LAW. SUCH SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO ALL SHAREHOLDERS OF THE COMPANY. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

  12. FEES AND EXPENSES. The Company has retained Mark Services Inc. to act as Information Agent and UMB Bank, n.a. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Preferred Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Mark Services Inc. and UMB Bank, n.a. will each receive reasonable and customary compensation for their services, will be reimbursed by the Company for their reasonable out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

  No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Information Agent or the Depositary as described above) for soliciting holders of Preferred Shares pursuant to the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Preferred Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

  13. MISCELLANEOUS. The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Preferred Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Preferred Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company currently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Preferred Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Preferred Shares are subject to certain conditions. See Section 6.

  Pursuant to Rule 13e-4 of the regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such
Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 8 with respect to information concerning the Company.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                          Medical Defense Holding Co.

August 8, 1997

  Manually signed photocopies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Preferred Shares should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. Any shareholder wishing to accept the Offer who has never received a stock certificate or has lost a certificate should contact the Depositary.

                                The Depositary:

                                 UMB BANK, N.A

                               Telephone Number:
                                (816) 860-7411
                                (call collect)

               By Mail:                              By Hand or
            UMB Bank, n.a.                       Overnight Courier:
     Securities Transfer Division                  UMB Bank, n.a.
            P.O. Box 410064                 Securities Transfer Division
      Kansas City, MO 64141-0064                  928 Grand Avenue
                                                     13th Floor
                                                Kansas City, MO 64106

                               ----------------

  Any questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone number and location listed below.

                    The Information Agent for the Offer is:

                              MARK SERVICES, INC.
                             7155 S.W. 47th Street
                                   Suite 311
                             Miami, Florida 33155

                             For Information Call:
                                (800) 982-6275